Exhibit 5.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

November 20, 2018

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue, Floor 2W

Cos Cob, Connecticut 06807

Re:        Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Chicken Soup for the Soul Entertainment, Inc., a Connecticut corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale by certain of the Company’s stockholders (the “Selling Stockholders”), as set forth in the Registration Statement, of (i) an aggregate of 74,235 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) that are currently outstanding and (ii) an aggregate of 134,000 shares of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock” and together with the Class A Common Stock, the “Shares”) that are currently outstanding.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.       The Shares issued by the Company to the Selling Stockholders were duly authorized and legally issued, and are fully paid and non-assessable.

Our opinions set forth herein are limited to the laws of the State of New York, all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the General Corporation Law of the State of Delaware, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER